                                                                    Exhibit 5.16
[LETTERHEAD OF AIRCLAIMS APPEARS HERE]

Our Ref:    95889/ROW

USAir Group Inc.                                               31 December, 1995
Crystal Park 4
2345 Crystal Drive
Arlington
Virginia VA 22227
United States of America


Dear Sirs,


                              CURRENT VALUATIONS
                         NINE BOEING 757-2B7 AIRCRAFT


In accordance with the request, we are pleased to be able to provide our opinion of the current market values ("CMV") of each of the nine Boeing 757-2B7 aircraft identified in this report, currently operated by USAir Inc. (the "Airline")

Airclaims' valuations of these aircraft takes into account the data supplied by USAir regarding the serial numbers and basic specifications of the subject aircraft. We have additionally referred to the data held on our own databases in relation to the subject aircraft and have assumed that each is a typical example of its type, model and age, and in generally good condition, with all airworthiness directives (ADs) and significant service bulletins (SBs) complied with. Given the years of build of the subject aircraft (1994 & 1995) each is assumed to currently be in above 'half-life' maintenance condition.

No physical inspections of the subject aircraft have been undertaken by Airclaims in conjunction with this assignment, and no attempt made to verify the information available to us, which is therefore assumed to be correct.

The appraisal was conducted in accordance with the Principals of Appraisal Practice and Code of Ethics of the International Society of Transport Aircraft Trading ("ISTAT").


VALUATION

We have provided our current value opinions under the scenario of 'Base' Value. These are given in the attached table. Airclaims believes it to be very important that value definitions are understood by all parties and that such values are always considered in conjunction with their definitions.

`Base' Value

The International Society of Transport Aircraft Trading (ISTAT) defines `Base' Value such:

Base Value is the appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm's-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

The values do not therefore reflect those anticipated under current (today's) market conditions or 'distress' sale conditions.

Whilst the tabulated values are given as single figures, it must be borne in mind that the determination of such values involves a multiplicity of variables, and that some variation in perceived value must be expected. In this case we consider that a tolerance of +/- 4% may reasonably apply to each of the aforementioned calculated values.

Please note that valuations given by Airclaims are valid only as at the date of issue. Subsequent to that date there may be alterations in the world aviation market, and in the status and physical condition of the subject aircraft, the engines or other general factors that may affect Airclaims' valuation.

Abbreviations used on the tabulated valuation page include:

Type                      -               Aircraft Type, model and variant
S/N-L/N                   -               Manufacturer serial and line numbers
YoB                       -               Year of Build (roll out date)
MTOW                      -               Maximum Take-Off Weight

We trust the forgoing is satisfactory for your purposes.

Yours faithfully,

/s/ Richard Owen Walker

Richard Owen Walker BA (Hons)
Aviation Analyst
Appraiser-International Society of Transport Aircraft Trading

   USAir - Current Valuations Of Selected Boeing 757 Aircraft

   31 December 1995

                                                                                                    Aircraft Utilization
   Type             S/N     L/N  Registration     Built    MTOW       ENGINES                    Hours     Cycles     As at
1 Boeing 757-2B7    27246   643  N625VI         28-Sep-94  230,000lb  Rolls-Royce RB211-535E4    3,121     1,319     Sep-95
2 Boeing 757-2B7    27303   647  N626AU         17-Oct-94  230,000lb  Rolls-Royce RB211-535E4    2,917     1,272     Sep-95
3 Boeing 757-2B7    27805   655  N627AU         06-Dec-94  230,000lb  Rolls-Royce RB211-535E4    2,161       910     Sep-95
4 Boeing 757-2B7    27806   657  N628AU         16-Dec-94  230,000lb  Rolls-Royce RB211-535E4    2,164       907     Sep-95
5 Boeing 757-2B7    27807   662  N629AU         27-Jan-95  230,000lb  Rolls-Royce RB211-535E4    1,884       778     Sep-95
6 Boeing 757-2B7    27808   666  N630AU         24-Feb-95  230,000lb  Rolls-Royce RB211-535E4    1,545       644     Sep-95
7 Boeing 757-2B7    27809   673  N631AU         14-Apr-95  230,000lb  Rolls-Royce RB211-535E4    1,080       427     Sep-95
8 Boeing 757-2B7    27810   678  N632AU         22-May-95  230,000lb  Rolls-Royce RB211-535E4      770       294     Sep-95
9 Boeing 757-2B7    27811   681  N633AU         09-Jun-95  230,000lb  Rolls-Royce RB211-535E4      469       212     Sep-95

                     31-Dec-95
                    BASE Value#
                       (USSM)    Notes
1 Boeing 757-2B7       $45.50
2 Boeing 757-2B7       $45.50
3 Boeing 757-2B7       $46.40     (i)
4 Boeing 757-2B7       $46.40    (ii)
5 Boeing 757-2B7       $47.30
6 Boeing 757-2B7       $47.30
7 Boeing 757-2B7       $47.30
8 Boeing 757-2B7       $47.30
9 Boeing 757-2B7       $47.30

NOTES:

  a   ISTAT 'Base' Value - 31 December 1995
 (i)  Delivered 23 January, 1995
(ii)  Delivered 27 January, 1995





31 December, 1995                                                USAir Group Inc
              TO BE READ IN CONJUNCTION WITH COVERING LETTER               95R79

[LETTERHEAD OF AIRCRAFT INFORMATION SERVICES, INC. APPEARS HERE]

31 December 1995


Mr. Thomas A.Fink
USAIR GROUP,INC.
Crystal Park Four
2345 Crystal Drive
Arlington, VA 22227

Subject: Base Value Opinion of Nine B757-200 Non-EROPS Aircraft.
         AISI File No. A5D094B57.

Dear Mr. Fink:

Aircraft Information Services, Inc. (AISI) is pleased to offer USAir Group, Inc. (USAir) our considered opinion of the base value of nine (9) Boeing 757-200 Non-EROPS aircraft manufactured in 1994 and 1995, operating at 230,000lbs. Maximum Take-Off Weight (MTOW), powered by Rolls Royce RB211-535E4 engines and identified as follows (the "Aircraft"):

         Manufacture                Serial Number             Registration
         -----------                -------------             ------------
         Oct. 1994                    27246                    N625VJ
         Oct. 1994                    27303                    N626AU
         Dec. 1994                    27805                    N627AU
         Jan. 1995                    27806                    N628AU
         Feb. 1995                    27807                    N629AU
         Mar. 1995                    27808                    N630AU
         Apr. 1995                    27809                    N631AU
         Jun. 1995                    27810                    N632AU
         Jun. 1995                    27811                    N633AU



 New York Area Office  400 Perrine Road, Suite 400B, Old Bridge, NJ  08857-2811
                   TEL:  908-727-3434      FAX:  908-727-5011

After studying present market conditions and the anticipated future market, consulting with knowledgeable aircraft brokers and financiers and reviewing sales data contained within AISI databases, we have formed the considered opinion that the base values of the Aircraft are in 1995 USDollars as follows:

                          B757-200 Non-EROPS Aircraft
                          ---------------------------

     Manufacturer      Serial Number      Registration      Base Value
     ------------      -------------      ------------      ----------

     Oct. 1994             27246             N625VJ       $56,610,000.00

     Oct. 1994             27303             N626AU       $56,610,000.00

     Dec. 1994             27805             N627AU       $57,210,000.00

     Jan. 1995             27806             N628AU       $57,500,000.00

     Feb. 1995             27807             N629AU       $57,810,000.00

     Mar. 1995             27808             N630AU       $58,100,000.00

     Apr. 1995             27809             N631AU       $58,400,000.00

     Jun. 1995             27810             N632AU       $59,000,000.00

     Jun. 1995             27811             N633AU       $59,000,000.00

No physical inspection of the Aircraft or their records was made by AISI for purposes of this report. No attempt has been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.

The historical standard term of reference for commercial aircraft value is 'half-life fair market value' of and 'average' aircraft. This is a theoretical situation that assumes a 'fair market' and a hypothetical 'average' airplane condition. Recently, the term 'base value' has superseded 'fair market value' to describe the theoretical balanced market condition and to avoid the potentially misleading term 'fair market'.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Basic values are typically given for aircraft in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft at a specific time. An 'average' aircraft is an operable, airworthy aircraft, in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is a condition which is one-half of the total interval.


B757-200 MARKET
- ---------------

The B757 occupies a unique place in the family of commercial aircraft in that it has no direct competitor. Its closest narrow-body competitors, the MD-83 and A321, neither have the range to compete with the B757, and the MD-83 has considerably smaller passenger capacity. Airbus has considered increasing the size and maximum weights of the A321, but a new larger wing would be required for the A321 to be truly competitive with the B757.

The closest wide-body competitors, the B767-200 and A310-200/-300, are considerably larger aircraft and cost considerably more per plane miles to operate. For the foreseeable future, it appears the other airframe manufacturers are content to permit the B757 to remain unchallenged at the top of the larger, long range, narrow-body market. Boeing, realizing it has a significant market in which it is uncontested, has now initiated studies to increase the size and weights of the B757-200. This will further distance the B757-200 from its narrow-body competitors and place it closer to the smallest wide-body competitors, over whom it enjoys considerable operating cost advantages.

This report is offered as a fair and unbiased sight unseen opinion. AISI has no past, present or anticipated future interest in the Aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. Conditions and values reported upon are subject to any subsequent change.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.


/s/ Nancy Dilliplane for
Fred E. Bearden
President

FEB/ND/slf


                                                     A5D094B57, 31 December 1995

                              BK Associates, Inc.

                            1295 Northern Boulevard
                           Manhasset, New York 11030
                      (516) 365-6272 . Fax (516) 365-6287


                                              December 31, 1995


Mr. Thomas A. Fink, Treasurer
USAir
Crystal Park Four
2345 Crystal Drive
Arlington, VA 22227

Dear Mr. Fink:

In response to your request, BK Associates, Inc. ("BK") has estimated the current fair market values (CFMV) of the nine Boeing 757-2B7 aircraft, equipped with Rolls-Royce RB211-535E4 engines (Aircraft) identified in the Conclusion to this letter. Set forth below is a summary of the methodology, considerations and assumptions utilized in BK's appraisal. (The appraisal was conducted in accordance with the Principles of Appraisal Practice and Code of Ethics of the International Society of Transport Aircraft Trading.)

The following summarizes the methodology, considerations and assumptions utilized in the appraisal report, dated September 28, 1995, prepared by BK.

FAIR MARKET VALUE

Fair Market Value is the Appraiser's opinion of the price at which an aircraft would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having knowledge of all relevant facts.

VALUE METHODOLOGY

Current fair market valuations are determined based upon one of three methods: comparable recent sales, replacement cost or rate of return to investor. In this appraisal since the Aircraft are nearly new and there have been no published realizations from recent used sales of comparable aged aircraft, BK relied largely on the replacement cost method in determining the base value of the Aircraft. This method uses the new price or replacement cost and

                                                            BK Associates, Inc.

Mr. Thomas A. Fink
December 31, 1995
Page 2

deducts an allowance for the time and cycles accumulated on the aircraft to date. The fair market value of the new Aircraft and the allowance for the utilization to date are based on BK's familiarity with the aircraft type, its earnings potential in commercial service, its knowledge of its capabilities and the uses to which it will be put worldwide, its knowledge of the marketing of used aircraft, and the factors affecting the fair market value of such aircraft, and on its knowledge of the asking, offered and transaction prices for similar competitive, and alternative equipment as well as transactions and negotiations involving basically identical aircraft. These realizations reflect the market supply and demand. In arriving at the fair market value, BK considered the impact of many factors affecting the market for used aircraft, including: the current demand for and availability of aircraft, the projected demand for lift, the suitability and operating economies of the aircraft, regulatory factors, and recent sales experience.

LIMITING CONDITIONS AND ASSUMPTIONS

BK has not inspected the Aircraft or their maintenance records but relied upon information supplied by USAir and from BK's own database. In determining the fair market value of a used aircraft, the following assumptions apply to the base aircraft:

1. The aircraft is in compliance under a Federal Aviation Administration approved airline maintenance program, with all airworthiness directives, mandatory modifications and applicable service bulletins currently up to industry standard.

2. The interior of the aircraft is in a standard configuration for its specific type, with the buyer furnished equipment and options of the types and models generally accepted and utilized in the industry.

3.  The aircraft is in current flight operations.

4.  The aircraft is sold for cash without seller financing.

5.  The Aircraft is in average or better condition.

6.  There is no accident damage.

                                      [LOGO OF BK ASSOCIATES, INC. APPEARS HERE]

Mr. Thomas A. Fink
December 31, 1995
Page 3


CONCLUSIONS

Based on the above methodology, considerations and assumptions, the CFMVs and FFMVs of the nine B757-2B7 Aircraft were estimated by BK as of December 1995 to be as follows:

          Registration    Serial      In Service      Appraised
             Number       Number         Date           CFMV
          ------------    ------      ----------      ---------
             N625VJ       27246          09/94          47.71
             N626AU       27303          10/94          47.92
             N627AU       27805          12/94          48.33
             N628AU       27806          12/94          48.33
             N629AU       27807          01/95          48.74
             N630AU       27808          02/95          48.75
             N631AU       27809          04/95          49.17
             N632AU       27810          05/95          49.38
             N633AU       27811          07/95          49.79

                                       Sincerely yours,

                                       BK ASSOCIATES, INC.


                                       /s/ William H. Bath
                                       William H. Bath
                                       President
                                       ISTAT Certified Senior Appraiser

WHB/kf